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                                                                   EXHIBIT 4.4

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

          FIRST AMENDMENT, dated as of February 3, 1999 ("First Amendment"), to Rights Agreement dated as of January 5, 1995 (the "Rights Agreement"), between Libbey Inc., a Delaware corporation (the "Company"), and The Bank of New York (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

          WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

          1. Section 1.1 of the Rights Agreement is hereby amended as follows:

          (a) the following two sentences are added immediately after the first sentence:

          "Acquiring Person" shall also not include any Existing Holder, unless and until such time as such Existing Holder shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding. "Existing Holder" shall mean Baron Capital Group, Inc., together with all of its Affiliates and Associates (including, without limitation, Ronald Baron, BAMCO, Inc., Baron Capital Management, Inc. and Baron Asset Fund)."

          (b) the penultimate sentence is amended to add the parenthetical "(or, in the case of an Existing Holder, 25%)" after each of the two references to "20%".

          2. Section 1.7 of the Rights Agreement is hereby deleted in its entirety.

          3. The second sentence of Section 1.11 of the Rights Agreement is hereby amended to (a) add the parenthetical "(or, in the case of an Existing Holder, 25%)" after the reference to "20%," (b) add the words "prior to the time that any Person has become an Acquiring Person and" after the word "determines," and before the word "after" and (c) delete the words "; PROVIDED, HOWEVER, that there must be Continuing Directors then in office and any such determination shall require the concurrence of a majority of such Continuing Directors".

          4. Section 3.1 of the Rights Agreement is hereby amended by (a) amending the second sentence thereof to replace the words "beyond the earlier of the dates set forth in such preceding sentence; provided, however, there must be Continuing Directors then in office

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and any such postponement shall require the approval of at least a majority of such Continuing Directors" with the words: "specified as a result of an event described in clause (ii) beyond the date set forth in such clause (ii)" and (b) adding as the third sentence thereof "Nothing herein shall permit such a postponement of a Distribution Date after a Person becomes an Acquiring Person."

          5. The first sentence of Section 11.1.2 is hereby amended to (a) delete the parenthetical "(or, if applicable, the Continuing Directors)" and (b) delete the words "or to extend the period during which the Rights may be redeemed pursuant to Section 23.1".

          6. The last sentence of Section 11.4.1 of the Rights Agreement and the penultimate sentence of Section 11.4.2 of the Rights Agreement are hereby amended, in each case, by deleting the words ", by a majority of the Continuing Directors then in office, or if there are no Continuing Directors".

          7. The second sentence of Section 22 of the Rights Agreement is hereby amended and restated in its entirety as follows:

     "In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption, exchange, termination or expiration of the Rights, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities hereinafter issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; PROVIDED, HOWEVER, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

          8. Section 23.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "23.1 Right to Redeem. The Board of Directors of the Company may, at its option, at any time prior to a Trigger Event, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," determined pursuant to Section 11.4, of the Common Shares at the time of redemption), cash or any other form of consideration deemed

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     appropriate by the Board of Directors. The redemption of the Rights by the
     Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish."

          9. Section 26 of the Rights Agreement is hereby amended by deleting clause (ii) of the second sentence thereof in its entirety, renumbering clause
(iii) of the second sentence to (ii), adding the word "or" immediately prior to the new clause (ii), and deleting the words "or Redemption Date" and substituting therefor the words "pursuant to the second sentence of Section 3(a)" in the proviso.

          10. The fourth paragraph of Exhibit B to the Rights Agreement ("Form of Right Certificate) is hereby amended and restated in its entirety as follows:

          "Subject to the provisions of the Agreement, the Board of Directors may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $.001 per Right or (ii) exchange Common Shares for the Rights evidenced by this Certificate, in whole or in part."

          11. The second paragraph of Exhibit C to the Rights Agreement (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby amended to add the parenthetical "(or, in the case of an Existing Holder, 25%)" after the first reference to "20%" therein.

          12. The third paragraph of Exhibit C to the Rights Agreement (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby amended to delete the words "the Board of Directors, with the concurrence of a majority of the Continuing Directors (as defined below), may postpone the Distribution Date and that."

          13. The seventh paragraph of Exhibit C to the Rights Agreement (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby amended to add the parenthetical "(or, in the case of an Existing Holder, 25%) after the reference to "20%" in the first sentence thereof.

          14. The eleventh paragraph of Exhibit C to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby deleted in its entirety.

          15. The thirteenth paragraph of Exhibit C to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby amended to delete the words ", to shorten or lengthen any time period under the Rights Agreement (so long as, under certain circumstances, a majority of Continuing Directors approve such shortening or lengthening)" in the second sentence thereof.

          16. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

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                  17. This First Amendment may be executed in any number of
counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

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          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.



                                   LIBBEY INC.

                                   By:  /s/ Arthur H. Smith
                                       -------------------------------
                                       Name: Arthur H. Smith
                                       Title: Vice President, General Counsel
                                              and Secretary

                                   THE BANK OF NEW YORK

                                   By: /s/ Jeffery Grosse
                                       -------------------------------
                                       Name: Jeffery Grosse
                                       Title: Vice President

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